INDEPENDENT CONTRACTOR AGREEMENT

This independent contractor Agreement ("Agreement") is made effective this May 1st, 1998, by and between commercial Exterior consultants, Sam Cummings, ("Consultant")and U.S. Building Supply, inc. a Colorado Corporation ("Company").

Now, therefore, consultant and Company agree as follows:
1.   Engagement.
Company hereby engages Consultant, and Consultant accepts engagement, to exclusively provide to Company the following services: To aid and assist the company in the bidding and procurement of the sale of building materials, windows and related products, to contractors, builders & remodelers. Specifically, but not limited too, large building projects.

2.  Term
Consultant shall provide exclusive services to Company pursuant to this Agreement for a term commencing on May 1, 1997 and ending on May 1, 1999. Company shall have the rights to extend the terms for an additional 1 year if mutually agreed to by both parties.

3.  Place of Work
Consultant shall render services primarily at Consultant's offices, but will, upon request, provide the services at Company offices or such other places as reasonably requested by Company as appropriate for the performance of particular services.

4.  Time
Consultant's daily schedule and hours worked under this Agreement on a given day shall generally by subject to Consultant's discretion, provided that the Consultant and Company anticipate that Consultant shall work on average twenty (20) hours per week hours per week in the performance of services pursuant to this Agreement. Company relies upon Consultant to devote sufficient time as is reasonably necessary to fulfill the spirit and purpose of this Agreement. Consultant will provide quarterly business plans to company relating to upcoming and pending projects.

5.  Payment
Company shall pay Consultant $4,000.00 as a retainer upon the sighing of this agreement and 5% of any and all collected gross sales that maintain a minimum of 15% gross profits or more. Consultant will be charged back for any gross sales not collected by the Company in a reasonable amount of time. Consultant will be paid only on accounts that he/she is responsible for.
And for services performed pursuant to this Agreement. Payment shall be made monthly. Consultant shall bear all of Consultant's expenses incurred in the performance of this Agreement.

6.  Covenant Not to Complete.
During the term of this Agreement, consultant shall not directly or indirectly, either for his own account, or as a partner, shareholder, officer, director, employee, agent of otherwise: own, manage, operate, control, be employed by, participate in, consult with, perform services for, or otherwise be connected with any business the as or similar to the business conducted by Company. In the event any of the provisions of this
Section 6 are determined to be invalid by reason of their scope or duration, this Section 6 shall be deemed modified to the extent required to cure the invalidity. In the event of a breach, or a breach, or a threatened breach, of this Section 6, Company shall be entitled to obtain an injunction restraining the commitments or continuance of the breach, as well as any other legal or equitable remedies permitted by law.

7.  Confidentiality.
During the term of this Agreement, and thereafter for a period of two (2) Years, Consultant shall not, without the prior written consent of Company, disclose to anyone any Confidential Information. "Confidential Information" for the purposes of this Agreement shall include the Company, proprietary and confidential information such as, but not limited to, customers lists, business plans, marketing plans, financial information, designs, drawing, specifications, models, software, source codes and object codes. Confidential Information shall not include any information that:
A. is disclosed by Company without restriction;
B. becomes publicly available through no act of Consultant;
C. is rightfully received by Consultant from a third party.


8.  Termination
A.  This Agreement may be terminated by Company as follows:

i. If Consultant is unable to provide the consulting services by reason of temporary or permanent illness, disability, incapacity or death.
ii. Breach of default of any obligation of Consultant pursuant to Section 1 Engagement, Section 6, Covenant Not to Compete, or Section 7,
Confidentiality, of this Agreement.

iii. Breach or default by Consultant of any other material obligation in this
Agreement, which breach or default is not cured within five (5) days of written notice from Company.
iv.  Sales volume does not justify Consultant's monthly draw.

B.  Consultant by terminate this Agreement as follows:

i. Breach or default of any material obligation of Company, which breach or default is not cured within five (5) days of written notice from Consultant.
ii. If company files protection under the federal bankruptcy laws, or any bankruptcy petition or petition for receiver is commenced by a third party against Company, any of the foregoing of which remains undismissed for a period of sixty (60) days.

9.  Independent Contractor.
Consultant is and throughout this Agreement shall be a independent contractor and not an employee, partner or agent of Company. Consultant shall not be entitled to nor receive any benefit normally provided to Company employees such as, but not limited to, vacation payment, retirement, health care or sick pay. Company shall not be responsible for withholding income or other taxes from the payments made to Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

10.  Tools and Supplies.
Unless otherwise agreed to by Company in advance, Consultant shall be solely responsible for procuring, paying for and maintaining any computer equipment, software, paper, tool or supplies necessary or appropriate for the performance of Consultant's services hereunder.

11.  Controlling Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

12. Headings.
The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

13. Final Agreement.
This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreement between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

14. Notices.

Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service as follows:

If to Consultant:

Commercial Exterior Consultants
15301 E 1st Ave.
Aurora, CO

If to Company:

U.S. Building Supply, inc.
4391 York Street
Denver, CO  80216

15. Severability.
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.